PRESS RELEASE
July 25, 2007

(10:00 am for Immediate Release)

Chemung Financial Reports 2nd Quarter/First Half Earnings

Chemung Financial Corporation has reported second quarter unaudited net income of $1.818 million vs. $1.797 million for the second quarter of 2006, an increase of 1.2%. Earnings per share for the quarter were $0.51 as compared with $0.49 a year ago, an increase of 4.1% on approximately 58,000 fewer average shares outstanding.

Net income for the first half of 2007 totaled $3.518 million vs. $3.393 million for the first half of 2006, an increase of 3.7%. Earnings per share increased 5.4% from $0.93 to $0.98 per share on approximately 58,000 fewer average shares outstanding.

In a prepared statement released by the Corporation this morning, Ronald M. Bentley, President & Chief Executive Officer, stated:

"The improvement in both our second quarter and first half net income compared to the corresponding periods in 2006 resulted primarily from increases in net interest income and non-interest income, somewhat offset by increases in operating expenses and the provision for loan losses.

Net interest income for the second quarter of 2007 increased $302 thousand, with the net interest margin increasing 3 basis points from 3.66% in the second quarter of 2006 to 3.69% in the most recently completed quarter. This increase was due to continuing strong loan growth as, on average, total loans have increased $70.3 million from an average of $444.6 million during the second quarter of 2006 to an average of $514.9 million during the second quarter of this year.

A $475 thousand increase in the second quarter provision for loan losses as compared to the second quarter of 2006 reflects management's assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, overall credit quality and loan growth.

Non-interest income for the second quarter of 2007 increased $550 thousand or 14.8% from $3.708 million to $4.258 million. This increase was due primarily to a $298 thousand increase in Trust and Investment Center fee income, due in large part to our acquisition in May of the trust assets of Partners Trust Bank, as well as a $193 thousand gain on the sale of property that had been foreclosed upon during 2006.

A $277 thousand or 3.8% increase in operating expenses from $7.292 million to $7.569 million was principally due to higher compensation and occupancy expenses, as well as higher amortization expense related to the purchased asset intangible associated with the purchase of trust assets from Partners Trust Bank. These increases were somewhat offset primarily by a reduction in the cost of employee benefits, as well as lower costs associated with Other Real Estate Owned ("OREO"), which are being properties previously foreclosed upon.

Despite a 2 basis point decrease in the net interest margin from 3.69% to 3.67%, net interest income for the first six months of 2007 increased $344 thousand or 2.8%, from $12.171 million to $12.515 million. Again, we point to the strength of our loan growth as being a principal factor in this increase in net interest income, with average loans having increased $64.7 million or 14.8% from $436.6 million during the first six months of 2006 to $501.3 million during the first six months of this year.

For reasons noted above, the provision for loan losses was $475 thousand higher than the amount expensed during the first six months of 2006.

Non-interest income for the first half of 2007 increased $1.11 million or 16.0%. A $653 thousand increase in gains on the sale of OREO, as well as a $312 thousand increase in Trust and Investment Center fee income, contributed significantly to this increase.

Similar to second quarter results, a $696 thousand or 4.9% increase in operating expenses compared to the first six months of last year was due in large part to higher compensation, occupancy and amortization expenses, offset primarily by decreases in employee benefits expenses and costs associated with OREO.

In summary, many factors contributed to our improved year-over-year results including: (1) continued strong consumer and commercial loan growth; (2) the acquisition of $350 million in trust assets from Partners Trust Bank; (3) success in reducing the level of non-performing loans and the sale of OREO properties; (4) continued success in penetrating the Ithaca and Tompkins County market; (5) better employee benefit expense management; and (6) our unwavering commitment to the delivery of superior client service and the building of total and lasting client relationships. We are excited about the June opening of a Trust and Investment Center in Herkimer and our 17th full service office in downtown Binghamton which is expected to open in September. With the banking consolidation occurring in this market, we believe the business and professional community is seeking an alternative and will appreciate and value our brand of community banking.

While many challenges lie ahead, especially those presented by a protracted flat yield curve and the lack of growth in our core markets, we are confident in our ability to remain a strong, independent and successful community bank."

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.